Exhibit 10(d)
Amendment to Directors Stock Compensation and Deferral Plan (the “Plan”)
Effective August 4, 2006, to reflect the two-for-one stock split in the form of a 100 percent stock dividend on the Company’s common stock distributed August 11, 2006, to holders of record on August 4, 2006, the first sentence of Article III of the Plan was amended to read:
“Subject to Article VII, no more than 1,600,000 shares of Common Stock (as adjusted to reflect the August 11, 2006 two-for-one stock split) shall be awarded or made subject to stock options awarded under the Plan; provided, however, that shares subject to options granted hereunder (or assumed hereby) that are cancelled or expire without being fully exercised and shares used to pay the exercise price for options granted hereunder (or assumed hereby) may again be made subject to options granted under this Plan with no effect on the foregoing limit.”